Exhibit 99.2
Contact:
Jennifer Flachman
Director, Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO REPORTS THIRD QUARTER FINANCIAL RESULTS

Reno, Nev. (February 8, 2006) AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Republic Western Insurance Company and Amerco Real Estate Company, today reported net earnings available to common shareholders for its third quarter ending December 31, 2005, of $11.9 million or $0.57 per share, compared with net earnings of $18.3 million, or $0.88 per share for the same period last year. Earnings for the quarter ended December 31, 2004, included nonrecurring, after-tax litigation settlement proceeds of $1.56 per share. Taking these after-tax litigation settlement proceeds in effect, the adjusted earnings per share for the quarter ended December 31, 2004 was a loss of $0.68 per share.

For the nine-month period ending December 31, 2005, net earnings available to common shareholders was $109.6 million or $5.26 per share, compared with net earnings of $109.3 million, or $5.25 per share for the same period last year. Included in the December 31, 2005 nine-month results is a nonrecurring after-tax charge of $1.08 per share associated with the company’s first quarter refinancing. The December 31, 2004 nine-month results included nonrecurring, after-tax litigation settlement proceeds of $1.56 per share. Taking into effect the after tax proceeds and refinancing costs the adjusted earnings per share was $6.34 for the nine months ended December 31, 2005 compared with $3.69 for the nine months ended December 31, 2004.

“We are pleased with our financial and operational performance for the quarter and nine months,” stated Joe Shoen, chairman of the board of AMERCO. "We have made significant progress on our established objectives and goals for economic performance, which include rotating our fleet by introducing approximately 12,000 new trucks, which replace older trucks removed from our fleet, positioning our rental fleet to achieve greater revenue and transaction growth, increasing our market presence in the storage industry through our Storage Affiliate Program, optimizing storage occupancy, eliminating losses at our property and casualty business and improve profitability at our life insurance company. We will continue to focus on these areas throughout the fourth quarter and into fiscal 2007 to enhance future operating results for our organization and our shareholders," Shoen concluded.

Report on Business Operations
Listed on a consolidated basis, are revenues for our major product lines.

Revenues for the Quarter Ended December 31, 2005

During the third quarter of fiscal 2006, self-moving equipment rentals increased $24.9 million, with increases in truck, trailer and support rental items. These increases were due to improved equipment utilization, pricing and product mix.

Self-storage revenues increased $0.9 million for the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005. Occupancy rates increased period over period.

Sales of self-moving and self-storage products and services increased $4.6 million for the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005, generally following the growth in self-moving equipment rentals. Support sales items, hitches and propane all had increases for the period.

RepWest continued to exit from non U-Haul related lines of business. However, premium revenues increased $6 million for the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005. These increases were due to retrospective premiums related to U-Haul business in fiscal 2006. Additionally, fiscal 2005 included the commutation of a non U-Haul related reinsurance contract reducing premium revenues for that quarter.

Oxford’s premium revenues declined $0.5 million. The ratings upgrade by A.M. Best to B+, which occurred in October 2005 was too late in the quarter to impact current results although it is expected to support the expansion of its distribution capabilities in the future.

Net investment and interest income decreased $4.3 million for the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005, due primarily to declining invested asset balances at the insurance companies.

As a result of the above-mentioned items, revenues for AMERCO and its consolidated entities were $495.7 million for the third quarter of fiscal 2006, compared with $461.5 million for the third quarter of fiscal 2005.

Revenues for the Nine Months Ended December 31, 2005

During the nine months of fiscal 2006, self-moving equipment rentals increased $54 million, with increases in truck, trailer and support rental items. The increases were due to improved equipment utilization, pricing and product mix that included new trucks introduced into the fleet, which replaced older trucks.

Self-storage revenues increased $3.8 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005. Occupancy rates increased period over period along with improved pricing.

Sales of self-moving and self-storage product and services increased $14.4 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005, generally following growth in self-moving equipment rentals. Support sales items, hitches and propane all had increased for the period.

RepWest continued to exit non-U-Haul related lines of business, resulting in a $3.4 million decrease in premiums for the nine months of fiscal 2006, compared with the first nine months of fiscal 2005. Premiums related to U-Haul related business increased $2.8 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005.

Oxford’s premium revenues declined $6.5 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005. The ratings upgrade by A.M. Best to B+, which occurred in October 2005 was too late in the quarter to impact current results although it is expected to support the expansion of its distribution capabilities in the future.

Net investment and interest income decreased $7.3 million for the first nine months of fiscal 2006, compared with the first nine months of fiscal 2005, due primarily to declining invested asset balances at the insurance companies.

As a result of the items mentioned above, revenues for AMERCO and its consolidated entities were $1,660.6 million for the nine months of fiscal 2006, compared with $1,593.9 million for the nine months of fiscal 2005.

Listed below are revenues and earnings from operations at each of our four operating segments.

	Quarter Ended Dec. 31,				Nine Months Ended Dec. 31,
	2005	2004			2005	2004
			(Unaudited)
Moving and storage			(In thousands	)
Revenues	$441,725	$407,691			$1,504,671	$1,423,971
Earnings from operations	42,689	3,591			276,227	193,097
Property and casualty insurance
Revenues	12,827	10,802			29,193	35,878
Earnings (loss) from operations	(1,597)	(9,218)			1,727	(8,749)
Life insurance
Revenues	37,064	39,442			111,407	122,494
Earnings (loss) from operations	2,620	(3,440)			9,357	2,730
SAC Holding II
Revenues	10,870	10,106			35,541	33,228
Earnings from operations	3,630	2,138			10,730	9,598
Eliminations
Revenues	(6,816)	(6,544)			(20,168)	(21,709)
Earnings from operations	(1,923)	7,220			(11,824)	(1,004)
Consolidated results
Revenues	495,670	461,497			1,600,644	1,593,862
Earnings from operations	45,419	291			286,217	195,672

Results for the Quarter Ended December 31, 2005

Total costs and expenses decreased $11 million for the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005. Increases in operating costs associated with the improved business volume at moving and storage centers were offset by reductions in repair and maintenance expenses related to rotating the fleet. New trucks with lower initial maintenance costs are replacing trucks with higher maintenance costs. The third quarter of fiscal 2005 included a $6.4 million charge for litigation at Oxford, not present in fiscal 2006.

As a result of the above-mentioned changes in revenues and expenses, earnings from operations improved to $45.4 million for the third quarter of fiscal 2006, compared with $0.3 million for the third quarter of fiscal 2005.

Interest expense for the third quarter of fiscal 2006 was $17.8 million, compared with $16.9 million in the third quarter of fiscal 2005, due to an increase in the average amount borrowed. The expense related to the increase in average borrowings was partially offset by a reduction in the average borrowing rate resulting from refinancing activities in fiscal 2006.

During the third quarter of fiscal 2005, the company settled litigation against its former auditor and received a settlement (net of attorney’s fees and costs) of $51.3 million before taxes. The settlement had the effect of increasing, on a nonrecurring basis, earnings and earnings per share for the quarter ended December 31, 2004, by $32.5 million, and by $1.56 per share, respectively.

Income tax expense was $12.5 million in the third quarter of fiscal 2006, compared with $13.2 million in the third quarter of fiscal 2005.

Dividends accrued on our Series A preferred stock were $3.2 million in the third quarter of both fiscal 2006 and 2005.

As a result of the above-mentioned items, net earnings available to common shareholders were $11.9 million in the third quarter of fiscal 2006, compared with $18.3 million in the third quarter of fiscal 2005.

Basic and diluted earnings per share in the third quarter of fiscal 2006 were $0.57, compared with $0.88 in the third quarter of fiscal 2005. Earnings per share adjusted for the nonrecurring litigation settlement were $0.57 in the third quarter of fiscal 2006, compared with a loss of $ 0.68 per share in the third quarter of fiscal 2005.

Results for the Nine Months Ended December 31, 2005

Total costs and expenses decreased $23.8 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005. Increases in operating costs associated with the improved business volume in the Moving and Storage segment were offset by reductions in repair and maintenance expenses related to rotating the fleet. Benefits and losses at the insurance companies decreased $21.5 million for the nine months of fiscal 2006, compared with the nine months of fiscal 2005, as loss ratios have improved and exposure has declined. Fiscal 2005 included a $6.4 million charge for litigation at Oxford not present in fiscal 2006.

As a result of the above-mentioned changes in revenues and expenses, earnings from operations improved to $286.2 million for the nine months of fiscal 2006, compared with $195.7 million for the nine months of fiscal 2005.

Interest expense for the first nine months of fiscal 2006 was $88.3 million compared with $54 million for the first nine months of fiscal 2005. Fiscal 2006 results included a one-time, nonrecurring charge of $35.6 million before taxes related to the early termination of existing indebtedness. The charge had the effect of decreasing, on a nonrecurring basis, net earnings and earnings per share for the nine months ended December 31, 2005 by $22.5 million and $1.08, respectively.
During the third quarter of fiscal 2005, the Company settled its litigation against its former auditor and received a settlement (net of attorney’s fees and costs) of $51.3 million before taxes. The settlement had the effect of increasing, on a nonrecurring basis, net earnings and earnings per share for the nine months ended December 31, 2004, by $32.5 million, which increased prior year earnings per share of $1.56.

Income tax expense was $78.6 million in the nine months of fiscal 2006, compared with $74.0 million in the nine months of fiscal 2005.

Dividends accrued and paid on our Series A preferred stock were $9.7 million for the first nine months ended December 31, 2005 and 2004, respectively.

As a result of the above-mentioned items, net earnings available to common shareholders were $109.6 million in the nine months of fiscal 2006, compared with $109.3 million in the first nine months of fiscal 2005.

Basic and diluted earnings per share were $5.26 in the nine months of fiscal 2006, compared with $5.25 in the nine months of fiscal 2005. Adjusted basic and diluted earnings per share were $6.34 in the nine months of fiscal 2006, compared with $3.69 in the nine months of fiscal 2005.

Fiscal 2007 Outlook

There have been many developments which we believe should positively affect performance in the fourth quarter of fiscal 2006 and into fiscal 2007. We believe the momentum in our Moving and Storage operations will continue. We are investing in our rental truck fleet to further strengthen our “do-it-yourself” moving business. During the remainder of this fiscal year, we anticipate putting an additional 2,700 large and midsize rental trucks in service. In addition, production has been initiated for trailers, with an expected production of 3,500 by the end of April 2006. This investment is expected to increase the number of rentable equipment days available to meet customer demands and will reduce future spending on repair costs and equipment downtime.

At RepWest, our plans to exit non U-Haul related lines are progressing.

At Oxford, the recent ratings upgrade by A.M. Best in October 2005 to B+ should support the expansion of its distribution capabilities.

Our objectives for the remaining quarter in fiscal 2006 and the first part of 2007 are to position our rental fleet to achieve revenue and transaction growth, and continue to drive down operating costs. The above-mentioned investment in our fleet will provide a strong basis for meeting these objectives.

AMERCO Third Quarter Fiscal 2006 Investor Call Information

AMERCO will hold its investor call for the third quarter of fiscal year 2006 on Thursday, February 9, 2006, at 10 a.m., Mountain Time (12 p.m. Eastern). The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

Use of Non-GAAP Financial Information

The company reports its financial results in accordance with GAAP. However, the company uses certain non-GAAP performance measures including adjusted earnings per share to provide a better understanding of the Company’s underlying operational results. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to be infrequently occurring.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, Amerco Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,300 locations in all 50 United States and 10 Canadian provinces, U-Haul is celebrating its 60th year of serving customers. The company has the largest consumer truck rental fleet in the world, with over 93,000 trucks, 78,750 trailers and 36,100 towing devices. U-Haul has also been a leader in the storage industry since 1974, with more than 340,000 rooms, approximately 33 million square feet of storage space and more than 1,050 facilities throughout North America.

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Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended December 31, 2005, which is on file with the SEC.

AMERCO AND CONSOLIDATED ENTITIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2005	Mar 31, 2005
	(Unaudited)
Assets	(In thousands)
Cash and cash equivalents	$247,150	$55,955
Reinsurance recoverables & trade receivables, net	238,483	236,817
Notes and mortgage receivables, net	1,838	1,965
Inventories, net	70,934	63,658
Prepaid expenses	22,162	19,874
Investments, fixed maturities	669,587	635,178
Investments, other	233,228	345,207
Deferred policy acquisition costs, net	48,117	52,543
Other assets	99,044	85,291
Related party assets	265,442	252,666
	1,895,985	1,749,154
Property, plant and equipment, at cost;
Land	174,337	151,145
Buildings and improvements	742,699	686,225
Furniture and equipment	274,786	265,216
Rental trailers and other rental equipment	202,280	199,461
Rental trucks	1,273,926	1,252,018
SAC Holding II - PP&E	79,132	77,594
	2,747,160	2,631,659
Less: Accumulated depreciation	(1,276,938)	(1,277,191)
Total property, plant and equipment	1,470,222	1,354,468
Total assets	3,366,207	3,103,622
Liabilities & stockholders’ equity
Liabilities:
Accounts payable & accrued expenses	$206,192	$206,763
AMERCO notes and loans payable	942,092	780,008
SAC Holding II notes & loans payable	76,572	77,474
Policy benefits & losses, claims &loss expenses payable	799,503	805,121
Liabilities from investment contracts	463,366	503,838
Other policyholders’ funds & liabilities	14,764	29,642
Deferred income	21,258	38,743
Deferred income taxes	133,677	78,124
Related party liabilities	8,818	11,070
Total liabilities	2,666,242	2,530,783
Stockholders’ Equity:
Series A common stock	929	929
Common stock	9,568	9,568
Additional paid-in capital	365,531	350,344
Accumulated other comprehensive income	(29,604)	(30,661)
Retained earnings	781,273	671,642
Cost of common shares in treasury, net	(418,092)	(418,092)
Unearned employee stock ownership plan shares	(9,640)	(10,891)
Total stockholders’ equity	699,965	572,839
Total liabilities & stockholders’ equity	3,366,207	3,103,622

AMERCO AND CONSOLIDATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,
	2005	2004
	(Unaudited)
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$353,409	$328,471
Self-storage revenues	29,784	28,846
Self-moving and self-storage products and service sales	47,316	42,694
Property management fees	4,289	2,880
Life insurance premiums	30,743	31,241
Property and casualty insurance premiums	9,949	3,975
Net investment and interest income	12,807	17,109
Other revenue	7,373	6,281
Total revenues	$495,670	$461,497

Costs and expenses:
Operating expenses	271,368	286,518
Commission expenses	42,548	39,302
Cost of sales	23,376	21,361
Benefits and losses	35,202	40,958
Amortization of deferred policy acquisition costs	5,754	6,279
Lease expense	37,182	38,506
Depreciation, net	34,821	28,282
Total costs and expenses	$450,251	$461,206

Earnings from operations	45,419	291
Interest expense	(17,791)	(16,931)
Litigation settlement	-	51,341
Pretax earnings	27,628	34,701
Income tax expense	(12,458)	(13,155)
Net earnings	15,170	21,546
Less: Preferred stock dividends	(3,241)	(3,241)
Earnings available to common shareholders	$11,929	$18,305
Basic and diluted earnings per common share	$0.57	$0.88

Adjusted earnings per share
Basic and diluted earnings per common share	$0.57	$0.88
Less: After tax litigation settlement proceeds	-	(1.56)
Adjusted basic and diluted earnings per common share	0.57	(0.68)

Weighted average common shares outstanding:
Basic and diluted shares	20,865,684	20,813,805

AMERCO AND CONSOLIDATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended December 31,
	2005	2004
	(Unaudited)
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$1,201,374	$1,147,369
Self-storage revenues	92,153	88,359
Self-moving and self-storage products and service sales	176,371	161,967
Property management fees	12,558	8,971
Life insurance premiums	90,050	96,535
Property and casualty insurance premiums	20,172	20,815
Net investment and interest income	38,873	46,160
Other revenue	29,093	23,686
Total revenues	1,660,644	1,593,862

Costs and expenses:
Operating expenses	827,861	845,876
Commission expenses	143,763	138,069
Cost of sales	85,337	77,617
Benefits and losses	89,225	111,010
Amortization of deferred policy acquisition costs	17,806	24,015
Lease expense	107,055	115,389
Depreciation, net	103,380	86,214
Total costs and expenses	1,374,427	1,398,190

Earnings from operations	286,217	195,672
Interest expense	(52,672)	(53,995)
Fees on early extinguishment of debt	(35,627)	-
Litigation settlement	-	51,341
Pretax earnings	197,918	193,018
Income tax expense	(78,564)	(73,994)
Net earnings	119,354	119,024
Less: Preferred stock dividends	(9,723)	(9,723)
Earnings available to common shareholders	$109,631	$109,301
Basic and diluted earnings per common share	$5.26	$5.25
Adjusted earnings per share
Basic and diluted earnings per common share	$5.26	$5.25
Less: After tax litigation settlement proceeds	-	(1.56)
Add: Debt extinguishment fees	1.08	-
Adjusted earnings per share	6.34	3.69

Weighted average common shares outstanding:
Basic and diluted shares	20,850,254	20,801,112

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE
Dollars in Thousands (except share and per share data)	Quarter Ended
December 31, 2004
AMERCO and Consolidated Entities
Earnings per common share basic and diluted	$0.88
Nonrecurring litigation proceeds, net of taxes	(1.56)
Loss per common share basic and diluted
before nonrecurring litigation proceeds	$(0.68)

Nonrecurring litigation proceeds, net of fees	$51,341
Income tax expense	(18,853)
Nonrecurring litigation proceeds, net of taxes	$32,488
Nonrecurring litigation proceeds, net of taxes,
per common share basic and diluted	$1.56
Weighted average shares outstanding:
Basic and diluted	20,813,805

Nine Months Ended
AMERCO and Consolidated Entities	December 31, 2005
Earnings per common share basic and diluted	$5.26
Nonrecurring refinancing charges, net of taxes	1.08
Earnings per common share basic and diluted
before nonrecurring refinancing charges	$6.34

Nonrecurring refinancing charges	$(35,627)
Income tax benefit	13,109
Nonrecurring refinancing charges, net of taxes	$(22,518)
Nonrecurring refinancing charges, net of taxes,
per common share basic and diluted	$(1.08)
Weighted average shares outstanding:
Basic and diluted	20,850,254

Nine Months Ended
AMERCO and Consolidated Entities	December 31, 2004
Earnings per common share basic and diluted	$5.25
Nonrecurring litigation proceeds, net of taxes	(1.56)
Earnings per common share basic and diluted
before nonrecurring litigation proceeds	$3.69
Nonrecurring litigation proceeds, net of fees	$51,341
Income tax expense	(18,853)
Nonrecurring litigation proceeds, net of taxes	$32,488
Nonrecurring litigation proceeds, net of taxes,
per common share basic and diluted	$1.56
Weighted average shares outstanding:
Basic and diluted	20,801,112